CINCINNATI  FINANCIAL  CORPORATION

Investor Contact: Dennis E. McDaniel

513-870-2768

CINF-IR@cinfin.com

Media Contact: Joan O. Shevchik

513-603-5323

Media_Inquiries@cinfin.com

Cincinnati Financial Corporation Announces Preliminary First-quarter Combined Ratio and

Early Online Access to Its Portfolio Listing as of March 31, 2009

Cincinnati, April 16, 2009 – Cincinnati Financial Corporation (NASDAQ:CINF) today said that it expects to report a first-quarter combined ratio in the range of 106 percent to 108 percent for its property casualty insurance operations through The Cincinnati Insurance Companies. This underwriting result will reduce expected consolidated operating income, which also includes contributions from investment operations and life insurance operations.

Factors contributing to this combined ratio included the company’s decision to add approximately $20 million, or 2.7 percentage points on the overall combined ratio, to workers’ compensation loss and loss adjustment expense (LAE) reserves for prior accident years, as well as severe storms that resulted in $53 million, or 7.2 percentage points, of catastrophe losses. The combined ratio before catastrophe losses and this reserve strengthening is expected to be in the range of 96 percent to 98 percent.

Kenneth W. Stecher, president and chief executive officer, commented, “We carefully evaluate our reserve levels in total and by line of business each reporting period to establish adequate reserves based on our estimates of ultimate losses. As a result, we have recognized overall reserve redundancy with net reserve releases in each of the past 20 years. That record shows the value we place on consistent and conservative reserving practices, to the benefit of our policyholders. For the first quarter of 2009, we expect the net impact of prior accident year reserve development for all lines of business other than workers’ compensation to be modestly favorable, similar to the first quarter of 2008 and offsetting most of the workers’ compensation reserve increase.

“Now more than ever, we believe businesses and families deserve assurance that their insurance company has strong reserves to provide for future payments as claims are reported and settled. Likewise, our policyholders deserve and appreciate our quick response and prompt payment of their storm claims, especially in these times when all of us must stretch our dollars. We aim to be that consistent company that agents and policyholders know they can count on, both now and into the future.”

Workers’ Compensation Trends

The company’s recent review of workers’ compensation paid losses and loss reserves showed a pattern consistent with industry trends – declining claim frequency and a higher loss severity trend. This combination drove a higher loss cost inflation assumption than previously estimated, arising primarily from escalating medical costs. Because payouts of workers’ compensation claims are “long-tail,” often extending over decades before a claim is closed, a modest refinement of the loss cost inflation estimate resulted in a significant increase in reserves for estimated future payments.

As a result, the first-quarter loss and LAE ratio for workers’ compensation is expected to be approximately 117.4 percent, including 24.0 percentage points for the reserve charge. For the comparable 2008 quarter, the loss and LAE ratio was 64.8 percent, including 5.9 percentage points of favorable reserve development.

Steven J. Johnston, FCAS, MAAA, CFA, senior vice president and chief financial officer, said, “The current workers’ compensation reserve strengthening applies to losses, which cover indemnity and medical costs. We also reserve for loss adjustment expenses, which have declined in recent years as we gained efficiencies from cost containment services and our claims processing system. As a result of these efficiencies plus ongoing refinements made to the allocation of LAE reserves by accident year, we released prior accident year LAE reserves during recent reporting periods. At the same time, we have regularly commented on our concerns and added to the loss portion of our reserves for workers’ compensation over recent periods, going back to 2006 when we refined estimates for every open claim with reserves over $100,000 due to higher claim costs arising from longer life expectancies and trends in medical cost inflation.

“Workers’ compensation is a volatile and challenging line to underwrite,” Johnston added, “but it’s also an essential line for our independent agents who must meet the needs of the businesses in their communities. This line accounted for approximately 12 percent of our 2008 property casualty premium revenues, and we intend to underwrite it for a profit. We have increased our loss control services available to workers’ compensation policyholders, and we now are beginning to use predictive modeling to assist underwriters with improved pricing capabilities. We believe these measures will help stabilize our future workers’ compensation results, improving them to the satisfactory level of our other commercial lines of business.”

Storm Losses

Catastrophe losses for the first quarter of 2009 were $53 million compared to $43 million for the first quarter of 2008 as shown in the table below. At 7.2 percentage points in 2009 and 5.7 percentage points in 2008, the catastrophe loss contribution to the combined ratio in both first quarters significantly exceeded the 10-year annual average of 3.8 percentage points.

The company’s homeowner line of business is generally where underwriting results are most significantly affected by catastrophes. The first-quarter loss and LAE ratio for this line of business is expected to be approximately 132.8 percent, including 51.4 percentage points for catastrophe losses, compared to last year’s first-quarter loss and LAE ratio of 91.4 percent, including 25.2 percentage points for catastrophe losses.

Johnston noted, “Initiatives are under way to remedy unprofitable underwriting in our homeowner line. We are reducing geographical concentration by expanding personal lines to new states, and we are improving accuracy of pricing. We introduced additional tiers to the pricing structure in 2008, and we are following up in 2009 with pricing changes effective in January and October.”

(In millions, net of reinsurance)			Three months ended March 31,
			Commercial	Personal
Dates	Cause of loss	Region	lines	lines	Total
2009
Jan. 26-28	Flood, freezing, ice, snow	South, Midwest	$6	$14	$20
Feb. 10-13	Flood, hail, wind, water damage	South, Midwest, East	12	18	30
Feb. 18-19	Wind, hail	South	0	5	5
Development on 2008 and prior catastrophes			(4)	2	(2)
Calendar year incurred total			$14	$39	$53

2008
Jan. 4-9	Wind, hail, flood, freezing	South, Midwest	$3	$3	$6
Jan. 29-30	Wind, hail	Midwest	5	5	10
Feb. 5-6	Wind, hail, flood	Midwest	8	9	17
Mar. 14	Tornadoes, wind, hail, flood	South	5	1	6
Mar. 15-16	Wind, hail	South	4	4	8
Development on 2007 and prior catastrophes			(3)	(1)	(4)
Calendar year incurred total			$22	$21	$43

Investment Portfolio Listing as of March 31, 2009

The company today posted a preliminary listing of its fixed-maturity and equity portfolio as of March 31, 2009, on its Web site at www.cinfin.com/investors. The consolidated portfolio listing with market values and amortized cost is available in PDF format. The spreadsheet format option offers detail of securities ownership by the parent and each subsidiary company.

Johnston concluded, “We typically provided this document at the time of our quarterly earnings announcements. Currently, investors may appreciate the insight it provides into our ongoing efforts to diversify away from concentrated positions in single stocks or industries. With our sales and reallocation activities, our recent quarterly listings reflect more quarter-to-quarter changes than in the past, and we have held relatively more cash and cash equivalents at recent quarter-end dates. We continue to invest with an eye toward balancing current income and the potential for long-term appreciation.

On April 30, we will report fully on our investment strategies to diversify our equity portfolio, growth strategies to increase our opportunities to write new business, technology strategies to improve service and data quality, life insurance strategies to produce a steady contribution to earnings, and our financial strength strategies that make all of this possible.”

Cincinnati Financial plans to report final, full results for the first quarter on Thursday, April 30. A conference call to discuss the results will be held at 11:00 a.m. EDT on that day, with a live, audio-only webcast available at www.cinfin.com/investors.

Safe Harbor Statement

This is our “Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995. Our business is subject to certain risks and uncertainties that may cause actual results to differ materially from those suggested by the forward-looking statements in this report. Some of those risks and uncertainties are discussed in our 2008 Annual Report on Form 10-K, Item 1A, Risk Factors, Page 25. Although we often review or update our forward-looking statements when events warrant, we caution our readers that we undertake no obligation to do so.

Factors that could cause or contribute to such differences include, but are not limited to:

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Further decline in overall stock market values negatively affecting the company’s equity portfolio and book value

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Events, such as the credit crisis, followed by prolonged periods of economic instability, that lead to:

°

Significant or prolonged decline in the value of a particular security or group of securities and impairment of the asset(s)

°

Significant decline in investment income due to reduced or eliminated dividend payouts from a particular security or group of securities

°

Significant rise in losses from surety and director and officer policies written for financial institutions

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Significant limitation of the company’s ability to generate growth in investment income due to prolonged low interest rate environment or other factors that limit or interest rate fluctuations that result in declining values of fixed-maturity investments, including declines in accounts in which we hold bank-owned life insurance contract assets

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Recession or other economic conditions resulting in lower demand for insurance products or increased payment delinquencies

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Inadequate estimates or assumptions used for critical accounting estimates

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Increased competition that could result in a significant reduction in the company’s premium volume

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Delays in adoption and implementation of underwriting and pricing methods that could increase our pricing accuracy, underwriting profit and competitiveness

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Inability to defer policy acquisition costs for our personal lines segment if pricing and loss trends would lead management to conclude this segment could not achieve sustainable profitability.

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Changing consumer insurance-buying habits and consolidation of independent insurance agencies that could alter our competitive advantages

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Unusually high levels of catastrophe losses due to risk concentrations, changes in weather patterns, environmental events, terrorism incidents or other causes

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Increased frequency and/or severity of claims

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Ability to obtain adequate reinsurance on acceptable terms, amount of reinsurance purchased, financial strength of reinsurers and the potential for non-payment or delay in payment by reinsurers

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Events or conditions that could weaken or harm the company’s relationships with its independent agencies and hamper opportunities to add new agencies, resulting in limitations on the company’s opportunities for growth, such as:

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Multi-notch downgrades of the company’s financial strength ratings

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Concerns that doing business with the company is too difficult

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Perceptions that the company’s level of service, particularly claims service, is no longer a distinguishing characteristic in the marketplace

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Delays or inadequacies in the development, implementation, performance and benefits of technology projects and enhancements

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Actions of insurance departments, state attorneys general or other regulatory agencies, including a change to a federal system of regulation from a state-based system, that:

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Restrict our ability to exit or reduce writings of unprofitable coverages or lines of business

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Place the insurance industry under greater regulatory scrutiny or result in new statutes, rules and regulations

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Increase our expenses

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Add assessments for guaranty funds, other insurance related assessments or mandatory reinsurance arrangements; or that impair our ability to recover such assessments through future surcharges or other rate changes

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Limit our ability to set fair, adequate and reasonable rates

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Place us at a disadvantage in the marketplace

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Restrict our ability to execute our business model, including the way we compensate agents

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Adverse outcomes from litigation or administrative proceedings

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Events or actions, including unauthorized intentional circumvention of controls, that reduce the company’s future ability to maintain effective internal control over financial reporting under the Sarbanes-Oxley Act of 2002

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Unforeseen departure of certain executive officers or other key employees due to retirement, health or other causes that could interrupt progress toward important strategic goals or diminish the effectiveness of certain longstanding relationships with insurance agents and others

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Events, such as an epidemic, natural catastrophe or terrorism, that could hamper our ability to assemble our workforce at our headquarters location

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Further, the company’s insurance businesses are subject to the effects of changing social, economic and regulatory environments. Public and regulatory initiatives have included efforts to adversely influence and restrict premium rates, restrict the ability to cancel policies, impose underwriting standards and expand overall regulation. The company also is subject to public and regulatory initiatives that can affect the market value for its common stock, such as recent measures affecting corporate financial reporting and governance. The ultimate changes and eventual effects, if any, of these initiatives are uncertain.

Cincinnati Financial Corporation offers business, home and auto insurance, our main business, through The Cincinnati Insurance Company and its two standard market property casualty companies. The same local independent insurance agencies that market those policies may offer products of our other subsidiaries, including life and disability income insurance, annuities and surplus lines property and casualty insurance. For additional information about the company, please visit www.cinfin.com.

Mailing Address:

Street Address:

P.O. Box 145496

6200 South Gilmore Road

Cincinnati, Ohio 45250-5496

Fairfield, Ohio 45014-5141

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